UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 7, 2018

POLARITYTE, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51128	06-1529524
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1960 S. 4250 West

Salt Lake City, UT 84104

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (385) 237-2279

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 7, 2018, Edward Swanson resigned from the position of director of the PolarityTE, Inc. (the “Company”), and the Board of Directors of the Company (the “Board”) elected Rainer Erdtmann a director of the Company to fill the Class III director vacancy left by the resignation of Dr. Swanson. The Board determined that Mr. Erdtmann is “independent” pursuant to the definition of independence under Rule 5605(a)(2) of the Nasdaq Listing Rules. In consideration of Mr. Erdtmann’s agreement to join the Board the Company issued to Mr. Erdtmann an option to purchase 50,000 shares of the Company’s common stock exercisable over a term of 10 years and vests in 24 equal monthly installments commencing September 7, 2018, subject to continued service on the Board. The option was issued under the Company’s 2017 Equity Incentive Plan (the “Plan”), and the exercise price is $20.47 per share, which is fair value determined under the Plan. Mr. Erdtmann will also be entitled to participate in the annual compensation package the Company provides to its non-employee directors.

On August 7, 2018, pursuant to Article II, Section 1.B of the Company’s Bylaws the Board approved an increase in the number of persons comprising the Board from seven to eight by adding one new director position to Class II of the Board, and the Board elected David Seaburg a director of the Company to fill the vacancy in Class II of the Board. The Company entered into a consulting agreement with Mr. Seaburg pursuant to which he will provide investor relations and other services to the Company over a period of two years for a fee consisting of (a) quarter-annual cash payment of $10,000, (b) 60,000 restricted stock units issued under the Plan that vest in four equal installments every six months during the term of the agreement subject to continued service, and (c) an annual award under the Plan of options exercisable over a term of 10 years to purchase common stock in number equal to the number of shares of common stock with a value of $150,000 at the time of the award based on a Black-Scholes calculation.

Rainer Erdtmann, age 54, is a portfolio manager, general partner and co-founder of Point Sur Investors LLC, an investment advisory firm focused on investing in biotech companies that are trying to change the standard of care. Prior to Point Sur Investors, Mr. Erdtmann served as Senior Vice President, Investor Relations and Administration, for Pharmacyclics, Inc., a Nasdaq-listed company, from March 2013 to May 2015, and as Vice President, Finance and Administration and Corporate Secretary for Pharmacyclics from February 2009 to September 2012. Since 2002, Mr. Erdtmann served as a managing director of Oxygen Investments, LLC, a manager of equity and real estate funds, which he co-founded in December 2002. Since 1992, Mr. Erdtmann has served as managing director of United Properties Immobilien & Anlagen GmbH, a German based real estate development company, where he was originally responsible for building up the organization and overseeing its finance division. From 1998 to 2001, as well as in 2007 and 2008, Mr. Erdtmann worked with Robert W. Duggan & Associates, a private money management company. Mr. Erdtmann began his career in investment banking with Commerzbank in Frankfurt, Germany, and later joined Commerz International Capital Management as a portfolio manager for international clients. He graduated with distinction from the Westfaelische Wilhelms Universitaet in Muenster, majoring in finance and banking.

David Seaburg, age 57, is a Managing Director and Head of Sales Trading at Cowen & Company, a diversified financial services company. Over the course of his 20+ year career at Cowen in both Equity Sales Trading and Trading, Mr. Seaburg has advanced to increasingly senior level roles at the firm. In 2006, Mr. Seaburg was named Head of Sales Trading and appointed to the firm’s Equity Operating Committee. Mr. Seaburg is a CNBC Fast Money Contributor and provides regular on-air market commentary for the network. Mr. Seaburg holds a Bachelor of Arts degree in Business Finance and Economics from Northeastern University. Mr. Seaburg is qualified to serve as a member of the Board because of his knowledge of financial management, marketing, investor relations, acquisition transactions, and capital markets.

The Board has not made a decision regarding Board committee assignments for Mr. Erdtmann or Mr. Seaburg.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLARITYTE, INC.

Dated: August 13, 2018	/s/ Paul Mann
Paul Mann
Chief Financial Officer

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